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The Board of Directors
Revlon, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-03-421) on Form S-8 of Revlon, Inc. of our report dated January 28, 1997, relating to the consolidated balance sheets of Revlon Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Revlon, Inc.

                                             KPMG Peat Marwick LLP

New York, New York
February 13, 1997